EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Ware Grove
Chief Financial Officer
-or-
Lori Novickis
Director, Corporate Relations
CBIZ, Inc.
Cleveland, Ohio
(216) 447-9000
CBIZ ANNOUNCES AGREEMENT TO SELL $100 MILLION OF CONVERTIBLE SENIOR
SUBORDINATED NOTES
CBIZ INTENDS TO USE $52.5 MILLION OF NET PROCEEDS TO REPURCHASE 6.6 MILLION SHARES OF
COMMON STOCK
Cleveland, Ohio (May 23, 2006)—CBIZ, Inc. (NASDAQ: CBIZ) today announced that it has priced, at par, a private offering of $100.0 million aggregate principal amount of Convertible Senior Subordinated Notes due 2026, including exercise, in full, of the over-allotment option granted to the initial purchaser. The offering is expected to close May 30, 2006, subject to customary closing conditions.
The company intends to use approximately $52.5 million of the net proceeds from the offering to repurchase approximately 6.6 million shares of its common stock from certain institutional buyers of the Notes upon closing, which will result in a reduction of the current shares outstanding and diluted shares outstanding. The remaining balance of the proceeds will be used to repay a portion of today’s outstanding balance of $44 million under the company’s $100 million unsecured credit facility or for general corporate purposes.
The Notes will bear interest at a fixed rate of 3.125% per annum, payable semiannually beginning December 1, 2006. Commencing with the six-month period beginning June 6, 2011, the company also will pay contingent interest on the notes in certain circumstances and in amounts described in the offering memorandum.
The Notes contain a net share settlement feature so that upon conversion, the company will deliver cash equal to the lesser of the aggregate principal amount of the Notes to be converted and the company’s total conversion obligation, plus cash or shares of the company’s common stock at the company’s election, for the remainder, if any, of the conversion obligation. The Notes may be converted, under certain circumstances, into cash, and at the company’s election, shares, if any, of the company’s common stock at an initial conversion rate of 94.1035 shares per $1,000 principal amount of the Notes (which is equivalent to an initial conversion price of $10.63 per share). The initial conversion price represents a 33.5% premium to the $7.96 per share closing price of the company’s common stock on the NASDAQ Stock Market on May 23, 2006. The Notes will rank junior in right of payment to all of the company’s existing and future senior indebtedness.

6050 Oak Tree Boulevard, South • Suite 500 • Cleveland, OH 44131 • Phone (216) 447-9000 • Fax (216) 447-9007

On or after June 6, 2011, the company may redeem the Notes at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest. On June 1, 2011, June 1, 2016 and June 1, 2021 and in the event of certain fundamental changes, holders may require us to repurchase all or a portion of their notes at a price equal to 100% of the principal amount of the notes plus accrued and unpaid interest.
This press release does not constitute an offer to sell or the solicitation of any offer to buy any securities. The offering will be made only to qualified institutional buyers in accordance with rule 144A under the Securities Act of 1933, as amended. The securities to be offered have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States, except pursuant to an exemption from, or in a transaction not subject to the registration requirements of the Securities Act and applicable state securities laws.
CBIZ, Inc. provides professional business services that help clients better manage their finances, employees and technology. As the largest benefits specialist, one of the largest accounting, valuation and medical practice management companies in the United States, CBIZ provides its clients with integrated financial services which include accounting and tax, internal audit, Sarbanes-Oxley 404 compliance, and valuation. Employee services include employee benefits, property and casualty insurance, payroll, HR consulting and wealth management. CBIZ also provides information technology, hardware and software solutions, government relations; healthcare consulting and medical practice management. These services are provided throughout a network of more than 140 Company offices in 34 states and the District of Columbia.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Risk factors that could cause actual results to differ are discussed in our Report on Form 10-K for the year ended December 31, 2005, and the reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.
For further information regarding CBIZ, call our Investor Relations Office at (216) 447-9000 or visit our web site at www.cbiz.com.

6050 Oak Tree Boulevard, South • Suite 500 • Cleveland, OH 44131 • Phone (216) 447-9000 • Fax (216) 447-9007